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                                                                 EXHIBIT 99.1(g)

                MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

                         Establishment and Designation
                                       of
                      Class A Shares and Class B Shares of
                  Beneficial Interest of the Series Designated

                    Merrill Lynch Oregon Municipal Bond Fund



     The undersigned, being a majority of the Trustees of Merrill Lynch Multi-State Municipal Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.2 of the Declaration of Trust, dated August 2, 1985 (the "Declaration"), of the Trust, do hereby divide the shares of beneficial interest of the Series designated "Merrill Lynch Oregon Municipal Bond Fund" (the "Fund") of the Trust, par value $.10 per share ("Shares"), to create two classes of shares, within the meaning of said Section 6.2, as follows:


     1. The two classes of Shares are designated "Class A Shares" and "Class B Shares".

     2. Class A Shares and Class B Shares shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

     3. The purchase price of Class A Shares and Class B Shares, the method of determination of net asset value of Class A Shares and Class B Shares, the price, terms and manner of redemption of Class A Shares and Class B Shares, and the relative dividend rights of holders of Class A Shares and Class B Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information of the Trust relating to the Fund, as amended from time to time, under the Securities Act of 1933, as amended.

     4. The 10,000 shares of the Fund issued and outstanding on the date hereof, subject to approval of the Fund's sole shareholder, shall be divided into 5,000 Class A Shares and 5,000 Class B Shares.
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     IN WITNESS WHEREOF, the undersigned have signed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust on this 28th day of June, 1993.



/s/ Kenneth Axelson                 /s/ Andre F. Perold
-------------------                 -------------------
Kenneth Axelson                     Andre F. Perold
75 Jameson Point Road               Morgan Hall
Rockland, ME  04841                 Soldiers Field
                                    Boston, MA  02163



/s/ Herbert I. London              /s/ Arthur Zeikel
---------------------              -----------------
Herbert I. London                   Arthur Zeikel
Apartment 12-B                      Box 9011
2 Washington Square Village         Princeton, NJ  08543-9011
New York, NY  10012



/s/ Joseph L. May
-----------------
Joseph L. May
424 Church Street
Suite 2000
Nashville, TN  37219



     The Declaration of Trust establishing Merrill Lynch Multi-State Municipal Series Trust, dated August 2, 1985, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of the Trust, "Merrill Lynch Multi-State Municipal Series Trust," refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Multi-State Municipal Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the "Trust Property" only shall be liable.

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